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                                                                   Exhibit 10.10

                              MANAGEMENT AGREEMENT
                              --------------------


     THIS MANAGEMENT AGREEMENT ("Agreement") is effective as of the 24th day of August, 1999, by and between Frederick Brewing Co., a Maryland corporation ("FBC"), and Snyder International Brewing Group, LLC, an Ohio limited liability company ("SIBG").

     WHEREAS, FBC and SIBG desire to enter into this Agreement to set forth the terms upon which SIBG will provide management and consulting services to FBC.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   Services.  FBC engages SIBG to provide, and SIBG agrees to provide to
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FBC, such services as FBC may reasonably require with respect to (i) financial planning, (ii) management support and consultation, (iii) capital expenditure and strategic planning, (iv) marketing consultation, and (v) operational matters, as well as such other services as FBC may reasonably request (collectively, the "Services"). The Services will be provided on a regular basis and at such other times and with respect to such matters as FBC may reasonably request from time to time. The Services will be performed by the officers and employees of SIBG, some of whom may also be officers and/or employees of FBC (the "SIBG/FBC Officers/Employees"). During the Term (as defined in Section 4 below), none of the SIBG/FBC Officers/Employees shall receive any compensation from FBC for services rendered to FBC.

     2.   Management Fee; Expense Reimbursement.  As compensation for the
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Services rendered under this Agreement, FBC will pay to SIBG a fee (the
"Management Fee") of $30,000 per month during the Term. The Management Fee is payable on the first day of each month. During the Term, FBC shall reimburse SIBG for all reasonable out-of-pocket expenses incurred by SIBG in providing the Services upon receipt of appropriate documentation evidencing such expenses.

     3.   Restrictions on Payments.  Notwithstanding anything in this Agreement
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to the contrary, FBC's obligation to pay the Management Fee may, from time to time, be subject to certain restrictions on the payment of such fees set forth in the documents governing indebtedness of FBC for borrowed money (the "Credit Documents"). In the event FBC cannot make a monthly installment or installments of the Management Fee as a result of the restrictions described in the preceding sentence, such unpaid amount or amounts will accrue for the benefit of SIBG (the "Accrued Payments"), with interest thereon accruing at a rate equal to the rate of interest from time to time in effect under the Credit Documents relating to FBC's then most senior indebtedness. FBC agrees to pay to SIBG any and all Accrued Payments and all accrued interest thereon, along with its regularly scheduled monthly installments of the Management Fee, at such time as, and to the extent that, the payment of such fees will not cause an "Event of Default" under any of the Credit Documents.
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     4.   Term.  This Agreement will commence on the date hereof and will
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continue for a period of one (1) year from such date (the "Term").  On completion of the initial Term, this Agreement will automatically renew for successive one (1) year terms (the "Renewal Terms"), unless either party elects to terminate this Agreement, effective at the completion of the initial Term or any Renewal Term on written notice delivered to the other party at least thirty
(30) days prior to such effective date of termination.

     5.   Notices.  All notices and other communications under this Agreement
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must be in writing and will be deemed to have been duly given when delivered by hand, upon receipt of a telephonic facsimile transmission or sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

          To FBC:        Frederick Brewing Co.
                         4607 Wedgewood Boulevard
                         Frederick, MD  21703
                         Attention:  President
                         Telecopy No. (301) 694-2971

          To SIBG:       Snyder International Brewing Group, LLC
                         1101 Center Street
                         Cleveland, OH  44113
                         Attention:  Managing Member
                         Telecopy No. (216) 771-7990

     6.   Complete Agreement.  This Agreement constitutes the entire agreement
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between the parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

     7.   Amendments.  This Agreement may not be modified or amended except by
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an agreement in writing signed by both parties.

     8.   Governing Law.  This Agreement will be governed by and construed in
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accordance with the laws of the State of Ohio without regard to the principles of conflicts of laws thereof.

     9.   Assignment.  Neither FBC nor SIBG may assign any of its rights or
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benefits under this Agreement without the prior written consent of the other.
This Agreement is binding on and will inure to the benefit of the parties and their respective successors and permitted assigns.

     10.  No Third Party Beneficiaries.  This Agreement is solely for the
          ----------------------------
benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

     11.  Captions.  Captions and section headings are used for convenience of
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reference only and are not part of this Agreement and may not be used in construing it.

     12.  Enforceability.  Any provision of this Agreement which is prohibited
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or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such

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prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision or remedies otherwise available to any party hereto.

     13.  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which will be deemed to be an original but all of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                    FREDERICK BREWING CO.


                                    By:  /s/ Janmes M. Gehrig
                                         -----------------------------
                                    Its: Chief Financial Officer
                                         -----------------------------

                                    SNYDER INTERNATIONAL BREWING
                                    GROUP, LLC


                                    By:  /s/ Christopher J. Livingston
                                         -----------------------------

                                    Its: President
                                         -----------------------------

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